Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MARQETA, INC.

Marqeta, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

ONE: The name of this corporation is Marqeta, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 4, 2010 under the name of Marqeta, Inc.

TWO: That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment and restated as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this company is Marqeta, Inc. (the “Company” or the “Corporation”).

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is as 9 E. Loockerman Street, Suite 311, County of Kent, Dover, DE 19901, and the name of the registered agent of the corporation in the State of Delaware at such address is Registered Agent Solutions, Inc.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A.    Authorization of Stock. This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 907,047,950 shares, 550,000,000 shares of which shall be Common Stock and 352,047,950 shares of which shall be Preferred Stock. The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis). 83,471,731 shares of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). 58,408,050 shares of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”). 60,434,352 shares of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”, together with the Series A Preferred and Series B Preferred the “Junior Preferred”). 28,734,078 shares of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”). 33,185,680 shares of the authorized shares of Preferred Stock are hereby designated “Series D-1 Preferred Stock” (the “Series D-1 Preferred”). 66,824,303 shares of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”). 20,989,756 shares of the authorized shares of Preferred Stock are hereby designated “Series E-1 Preferred Stock” (the “Series E-1 Preferred” and together with the Series D Preferred, the Series D-1 Preferred and the Series E Preferred, the “Senior Preferred”). The Junior Preferred and the Senior Preferred shall hereinafter be referred to as the “Series Preferred”.

B.    Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.    Dividend Rights.

(a)    Holders of Senior Preferred, prior and in preference to the holders of Junior Preferred and Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of their Original Issue Price (as defined below) per annum on each outstanding share of Senior Preferred. Such dividends shall be non-cumulative. Any partial payment shall be made ratably among the holders of Senior Preferred in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

(b)    After payment of the full amount of any dividends pursuant to Section 1(a) above has been satisfied, holders of Junior Preferred, prior and in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of their respective Original Issue Price (as defined below) per annum on each outstanding share of respective series of Junior Preferred. Such dividends shall be non-cumulative. Any partial payment shall be made ratably among the holders of Junior Preferred in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

(c)    The “Series A Original Issue Price” of the Series A Preferred shall be $0.0571 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series B Original Issue Price” of the Series B Preferred shall be $0.2947 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series C Original Issue Price” of the Series C Preferred shall be $0.3527 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series D Original Issue Price” of the Series D

Preferred shall be $1.205333333 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series D-1 Original Issue Price” of the Series D-1 Preferred shall be $1.205333333 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series E Original Issue Price” of the Series E Preferred shall be $3.8908 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series E-1 Original Issue Price” (and collectively with the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price, the Series D Original Issue Price, the Series D-1 Original Issue Price and the Series E Original Issue Price, the “Original Issue Prices” and each an “Original Issue Price”) of the Series E-1 Preferred shall be equal to the Series E-1 Price Per Share, as defined in that certain Series E-1 Preferred Stock Purchase and Exchange Agreement dated on or around the date of this Restated Certificate of Incorporation (as defined herein) by and among the Company and the purchasers set forth therein (the “Purchase Agreement”) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(d)    So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Sections 1(a) and (b) above on the Series Preferred shall have been paid or declared and set apart in full, except for:

(i)    acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii)    acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares as approved by the Board, including a majority of the Preferred Directors (as defined below); or

(iii)    distributions to holders of Common Stock in accordance with Sections 3 and 4 of this Article IV(B).

(e)    After payment of the full amount of any dividends pursuant to Article IV(B).1(a) and Article IV(B).1(b), any additional dividends shall be distributed among all holders of Common Stock and all holders of the Series Preferred in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Series Preferred were converted to Common Stock at the then effective conversion rate for each such Series Preferred.

(f)    The provisions of Sections 1(d) and 1(e) of this Article IV(B) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) of this Article IV(B) hereof are applicable.

(g)    So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, except (i) for distributions pursuant to Section 1(b) above after all dividends as set forth in Section 1(a) above on the Senior Preferred and all dividends set forth in Section 1(b) above on the Junior Preferred shall have been paid or declared and set apart in full for distributions, (ii) for distributions in accordance with Sections 3 and 4 of this Article IV(B), and (iii) dividends in accordance with Section 5(f).

(h)    A distribution to the Company’s shareholders may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law); provided, that such distribution is made in accordance with the other provisions of this Certificate.

(i)    The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority (the “Requisite Percentage”) of the shares of Series Preferred then outstanding (voting together as a single class and not as separate series, and on an as-converted basis); provided that the waiver of the dividend preference of the Series E Preferred shall require the consent of the holders of a majority of the Series E Preferred; and provided further that the waiver of the dividend preference of the Series E-1 Preferred shall require the consent of the holders of a majority of the Series E-1 Preferred.

2.    Voting Rights.

(a)    General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such respective shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company (the “Bylaws”). Except as otherwise provided herein or as required by law, the holders of Series Preferred shall vote together with the holders of Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)    Separate Vote of the Series Preferred. For so long as at least 71,007,681 shares of the Series Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event effecting the Series Preferred after the filing date hereof), in addition to any other vote or consent required herein or by law, the Company shall not, without first obtaining the approval by vote or written consent, as provided by law, of the holders of at least the Requisite Percentage of the outstanding Series Preferred (voting together as if a single class, not as separate series, and on an as-converted basis), directly or indirectly, whether by merger, amendment, recapitalization, reclassification, share exchange or otherwise:

(i)    Amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) or the Bylaws of the Company, or to the extent a waiver of a particular provision is specified herein or therein, waive any of such specified provisions of the Restated Certificate of Incorporation or the Bylaws of the Company, provided that, notwithstanding anything else herein to the contrary, any amendment or alteration to, or repeal or waiver of, any provision of the Restated Certificate of Incorporation or Bylaws that adversely affects a particular series of Preferred Stock on its face differently from the other series of Preferred Stock shall require the approval of the holders of a majority of the shares of such differently, adversely affected series of Preferred Stock, voting as a separate series. In furtherance and not limitation of the foregoing, none of the following, in and of itself, shall constitute an adverse effect that treats a particular series of Preferred Stock on its face differently from the other series of Preferred Stock, and accordingly shall not trigger a separate vote of such series of Preferred Stock pursuant to this subsection (i): (x) the mere issuance of a senior or pari passu series of Preferred Stock that is applied in the same manner but that has a different resulting economic impact on a particular series of Preferred Stock, (y) the waiver of dividend preference rights that reduce the aggregate amount to be distributed to a particular series of Preferred Stock and that is applied in the same manner, but which does not waive the relative preferences or rights of the holders of Preferred Stock or Common Stock with respect to any dividend declared by the Board or (z) the waiver of any downward adjustment of the Series Preferred Conversion Price (as defined below) of a particular series of Preferred Stock that is applied in the same manner (even if the results are different) and so long as any other downward adjustments or other related terms to which any other series of Preferred Stock are entitled at the time of such waiver are also waived). Notwithstanding anything to the contrary herein, (A) a separate vote of the holders of a majority of the then-outstanding shares of Series D-1 Preferred shall be required with respect to (x) the waiver of any downward adjustment of the Series D-1 Preferred Conversion Price and (y) amendment or waiver of the liquidation preference or dividend preference of the Series D-1 Preferred, in each case, directly or indirectly, whether by merger, amendment, recapitalization, reclassification, share exchange or otherwise; (B) a separate vote of the holders of a majority of the then-outstanding shares of Series E Preferred shall be required with respect to (x) the waiver of any downward adjustment of the Series E Preferred Conversion Price and (y) amendment or waiver of the liquidation preference or dividend preference of the Series E Preferred, in each case, directly or indirectly, whether by merger, amendment, recapitalization, reclassification, share exchange or otherwise; and (C) a separate vote of the holders of a majority of the then-outstanding shares of Series E-1 Preferred shall be required with respect to (x) the waiver of any downward adjustment of the Series E-1 Preferred Conversion Price and (y) amendment or waiver of the liquidation preference or dividend preference of the Series E-1 Preferred, in each case, directly or indirectly, whether by merger, amendment, recapitalization, reclassification, share exchange or otherwise;

(ii)    Increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

(iii)    Authorize or designate, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series E-1 Preferred in right of redemption, liquidation preference, voting, dividend or other rights or any increase in the authorized or designated number of any such class or series;

(iv)    Increase or decrease in the authorized number of members of the Company’s Board;

(v)    Increase the number of shares of Common Stock reserved for issuance pursuant to the Company’s 2011 Equity Incentive Plan or any other incentive plan of the Company, unless such increase is made in connection with a bona fide venture financing;

(vi)    Enter into any new material line of business that is not related to the business of the Company, unless approved by the Board;

(vii)    Enter into or authorize any agreement by the Company regarding the grant of an exclusive license of all or substantially all of the Company’s material intellectual property outside the ordinary course of business of the Company, unless approved by the Board;

(viii)    Effect an initial public offering of the Company’s equity securities under the Securities Act of 1933, as amended (the “Securities Act”), other than a Qualified Public Offering (as defined below);

(ix)    Effect any Asset Transfer or Acquisition (each as defined in Section 4 of this Article IV(B)); or

(x)    Redeem or repurchase any Common Stock (except for acquisitions of Common Stock by the Company permitted by Subsections 1(d)(i) or 1(d)(ii) hereof), or redeem or repurchase any Series Preferred unless all holders of Series Preferred are provided the opportunity to participate therein on the same terms and on a pro-rata basis, based on the respective number of shares of Series Preferred held.

(c)    Election of Board of Directors.

(i)    For so long as any shares of Series A Preferred remain outstanding, the holders of Series A Preferred, voting as a separate series, shall be entitled to elect two (2) members of the Board (the “Series A Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii)    For so long as any shares of Series C Preferred remain outstanding, the holders of Series C Preferred, voting as a separate series, shall be entitled to elect one (1) member of the Board (the “Series C Preferred Director” and together with the Series A Preferred Directors, the “Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii)    The holders of Common Stock, voting together as a separate class, shall be entitled to elect two (2) members of the Board (the “Common Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv)    The holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect any remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v)    No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(vi)    During such time or times that the Company is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

(vii)    Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

3.    Liquidation Rights.

(a)    Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any shares of Junior Preferred or Common Stock, the holders of Senior Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Senior Preferred held by them, as applicable, an amount per share for such series of Senior Preferred equal to the applicable Original Issue Price (as adjusted for any stock, dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all declared and unpaid dividends on such series of Senior Preferred. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Senior Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Senior Preferred at the time outstanding, ratably in proportion to the full preferential amounts to which they would otherwise be entitled.

(b)    After the payment of the full liquidation preference of the Senior Preferred as set forth in Section 3(a) above, then, before any distribution or payment shall be made to the holders of Common Stock, the holders of Junior Preferred shall be entitled to be paid out of the remaining assets of the Company legally available for distribution for each share of Junior Preferred held by them, as applicable, an amount per share for such series equal to the applicable Original Issue Price (as adjusted for any stock, dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all declared and unpaid dividends on such series of Preferred Stock. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Junior Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Junior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c)    After the payment of the full liquidation preference of the Series Preferred as set forth in Sections 3(a) and 3(b) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(d)    For purposes of determining the amount each holder of Series Preferred is entitled to receive with respect to a Liquidation Event, each such holder of shares of Series Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s respective shares of Series Preferred into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such respective shares of Series Preferred into shares of Common Stock. If any such holder shall be deemed to have converted shares of Series Preferred into Common Stock pursuant to this paragraph or has actually converted shares of Series Preferred into Common Stock, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred or Series E-1 Preferred that have not converted (and have not been deemed to have converted) into shares of Common Stock with respect to such shares.

(e)    The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of (i) the Requisite Percentage of the Series Preferred (voting together as if a single class and not as separate series, and on an as-converted basis), (ii) with respect to the Series D-1 Preferred, the holders of a majority of the then outstanding shares of Series D-1 Preferred (voting as a separate series), (iii) with respect to the Series E Preferred, the holders of a majority of the then outstanding shares of Series E Preferred (voting as a separate series) and (iv) with respect to the Series E-1 Preferred, the holders of a majority of the then outstanding shares of Series E-1 Preferred (voting as a separate series).

4.    Asset Transfer or Acquisition Rights.

(a)    In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series Preferred shall be entitled to receive, for each respective share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Sections 3(a), 3(b) and 3(c) above or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Acquisition or Asset Transfer.

(b)    For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; provided that a transaction (or series of related transactions) shall not constitute an Acquisition if the sole purpose of such transaction(s) is to change the state of this Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this Company’s securities immediately prior to such transaction(s); or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(c)    In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

5.    Conversion Rights.

The holders of shares of Series Preferred shall have the following rights with respect to the conversion of shares of Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a)    Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable Series Preferred Conversion Rate (as defined below) then in effect (determined as provided in Section 5(b)) for such series of Series Preferred by the number of shares of Series Preferred, as applicable, being converted.

(b)    Series Preferred Conversion Rate. The conversion rate in effect at any time for shares of Series Preferred shall be:

(i)    In the case of the Series A Preferred, the conversion rate (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the Series A Preferred Conversion Price, calculated as provided in Section 5(c).

(ii)    In the case of the Series B Preferred, the conversion rate (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the Series B Preferred Conversion Price, calculated as provided in Section 5(c).

(iii)    In the case of the Series C Preferred, the conversion rate (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the Series C Preferred Conversion Price, calculated as provided in Section 5(c).

(iv)    In the case of the Series D Preferred, the conversion rate (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series D Original Issue Price by the Series D Preferred Conversion Price, calculated as provided in Section 5(c).

(v)    In the case of the Series D-1 Preferred, the conversion rate (the “Series D-1 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series D-1 Original Issue Price by the Series D-1 Preferred Conversion Price, calculated as provided in Section 5(c).

(vi)    In the case of the Series E Preferred, the conversion rate (the “Series E Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series E Original Issue Price by the Series E Preferred Conversion Price, calculated as provided in Section 5(c).

(vii)    In the case of the Series E-1 Preferred, the conversion rate (the “Series E-1 Preferred Conversion Rate” and respectively with the Series A Preferred Conversion Rate, the Series B Preferred Conversion Rate, the Series C Preferred Conversion Rate, the Series D Preferred Conversion Rate, the Series D-1 Preferred Conversion Rate and the Series E Preferred Conversion Rate, the “Series Preferred Conversion Rates” and each, a “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series E-1 Original Issue Price by the Series E-1 Preferred Conversion Price, calculated as provided in Section 5(c).

(c)    Series Preferred Conversion Price. The conversion price for the Series A Preferred shall initially be the Series A Original Issue Price (the “Series A Preferred Conversion Price”). The conversion price for the Series B Preferred shall initially be the Series B Original Issue Price (the “Series B Preferred Conversion Price”). The conversion price for the Series C Preferred shall initially be the Series C Original Issue Price (the “Series C Preferred Conversion Price”). The conversion price for the Series D Preferred shall initially be the Series D Original Issue Price (the “Series D Preferred Conversion Price”). The conversion price for the Series D-1 Preferred shall initially be the Series D-1 Original Issue Price (the “Series D-1 Preferred Conversion Price”). The conversion price for the Series E Preferred shall initially be the Series E Original Issue Price (the “Series E Preferred Conversion Price”). The conversion price for the Series E-1 Preferred shall initially be the Series E-1 Original Issue Price (the “Series E-1 Preferred Conversion Price” and collectively with the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series D Preferred Conversion Price, the Series D-1 Preferred Conversion Price and the Series E Preferred Conversion Price, the “Series Preferred Conversion Prices” and each, a “Series Preferred Conversion Price”). Such respective Series Preferred Conversion Prices shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the respective Series Preferred Conversion Price as so adjusted.

(d)    Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the respective shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the respective shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e)    Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first shares of Series E-1 Preferred are issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding division of the Preferred Stock, the applicable Series Preferred Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Series Preferred Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective simultaneously with the effectiveness of the applicable subdivision or combination.

(f)    Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the applicable Series Preferred Conversion Prices then in effect shall be decreased as of the time of such issuance, as provided below:

(i)    The applicable Series Preferred Conversion Prices shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect for the respective shares of Series Preferred by a fraction equal to:

(A)    the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)    the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)    If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Prices shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)    If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Prices shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g)    Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such respective shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof, In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Series Preferred Conversion Prices then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)    Sale of Shares Below Series Preferred Conversion Price.

(i)    If at any time or from time to time after the date of the filing of this Restated Certificate of Incorporation, the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Sections 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than, with respect to the Series A Preferred, the then effective Series A Preferred Conversion Price, with respect to the Series B Preferred, the then effective Series B Preferred Conversion Price, with respect to the Series C Preferred, the then effective Series C Preferred Conversion Price, with respect to the Series D Preferred, the then effective Series D Preferred Conversion Price, with respect to the Series D-1 Preferred, the then effective Series D-1 Preferred Conversion Price, with respect to the Series E Preferred, the then effective Series E Preferred Conversion Price, and with respect to the Series E-1 Preferred, the then effective Series E-1 Preferred Conversion Price, as applicable (a “Qualifying Dilutive

Issuance”), then and in each such case, the then respective Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the respective Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A)    the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price, and

(B)    the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)    No adjustment shall be made to the Series Preferred Conversion Price in an amount less than one cent ($0.01) per share. Any adjustment required by this Section 5(h) shall be rounded to the nearest one cent ($0.01) per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the respective Series Preferred Conversion Price.

(iii)    For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board (including the approval of at least one of the Preferred Directors), and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board (including the approval of at least one of the Preferred Directors) to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)    For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)    in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)    in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)    If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)    No further adjustment of the respective Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of the Series Preferred.

(v)    For the purpose of making any adjustment to the applicable Series Preferred Conversion Price required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)    shares of Common Stock issued upon conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series D-1 Preferred, the Series E Preferred and the Series E-1 Preferred (for clarity, no shares issued in a Qualifying Dilutive Issuance or shares issuable upon the conversion of such shares shall qualify under the exclusion of the definition of “Additional Shares of Common Stock” pursuant to this Section 5(h)(v)(A));

(B)    shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board and under which, when taken together with all other stock purchase or stock option plans or other arrangements after the Original Issue Date, no more than 129,345,466 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) Common Shares (or other shares that would otherwise constitute Additional Shares of Common Stock) are authorized for issuance;

(C)    shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Original Issue Date;

(D)    shares of Common Stock issued pursuant to a registration statement filed under the Securities Act;

(E)    shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance, joint venture, partnership, advisory, commercial agreement or similar business combination approved by the Board (including the approval of at least one of the Preferred Directors);

(F)    shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board (including the approval of at least one of the Preferred Directors);

(G)    any Common Stock or Convertible Securities issued in connection with transactions that have been unanimously designated by the Board and by the holders of at least the Requisite Percentage of the Series Preferred (voting together as if a single class, not as separate series, and on an as-converted basis) to be exempt from the definition of Additional Shares of Common Stock; and

(H)    shares of Series E-1 Preferred Stock issued pursuant to the Purchase Agreement, and the shares of Common Stock issued or issuable upon conversion of the Series E-1 Preferred Stock.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi)    In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)    Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall prepare a certificate showing such adjustment or readjustment, and shall send such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Company’s books; provided, however, that for recipients outside the United States, prepaid express overnight courier service shall be used and a copy shall be sent via email. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j)    Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall send to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding shares of Series Preferred, voting together as a single class on an as-converted basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k)    Automatic Conversion.

(i)    Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Rate set forth in Section 5(b) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is not less than one times (1X) the Series E Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $100,000,000, and (iii) the Company’s shares have been listed for trading on a national securities exchange (a “Qualified Public Offering”). Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Rate at any time upon the affirmative election of (i) the holders of at least the Requisite Percentage of Preferred Stock then outstanding (voting together as if a single class and not as separate series, and on an as-converted basis), (ii) with respect to the Series D-1 Preferred only, the holders of a majority of the outstanding shares of Series D-1 Preferred, (iii) with respect to the Series E Preferred only, the holders of a majority of the outstanding shares of Series E Preferred, voting as a separate series, and (iv) with respect to the Series E-1 Preferred only, the holders of a majority of the outstanding shares of Series E-1 Preferred, voting as a separate series. Upon any automatic conversion of Series Preferred pursuant to this Section 5(k)(i), any declared and unpaid dividends on such Series Preferred shall be paid in accordance with the provisions of Section 5(d).

(ii)    Upon the occurrence of any of the events specified in Section 5(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of shares of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the respective shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(l)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)    Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid for recipients outside of the United States, or (iv) two (2) days after deposit with a nationally recognized overnight courier, specifying “next day” delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o)    Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(p)    Waiver of Adjustment to Series Preferred Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Series Preferred Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a Requisite Percentage; provided, however, that (i) no downward adjustment required pursuant to Article IV Section 5(h) of the Series D-1 Preferred Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, (ii) the rights of the Series D-1 Preferred pursuant to this Article IV Section 5 may not be terminated or removed, in either case without the consent or vote of the holders of a majority of the then outstanding shares of Series D-1 Preferred, voting as a separate series, (iii) no downward adjustment required pursuant to Article IV Section 5(h) of the Series E Preferred Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, (iv) the rights of the Series E Preferred pursuant to this Article IV Section 5 may not be terminated or removed, in either case without the consent or vote of the holders of a majority of the then outstanding shares of Series E Preferred, voting as a separate series, (v) no downward adjustment required pursuant to Article IV Section 5(h) of the Series E-1 Preferred Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, and (vi) the rights of the Series E-1 Preferred pursuant to this Article IV Section 5 may not be terminated or removed, in either case without the consent or vote of the holders of a majority of the then outstanding shares of Series E-1 Preferred, voting as a separate series. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

6.    Redemption. Neither the Company nor the holders of Series Preferred shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of the Series Preferred.

7.    No Reissuance of Series Preferred. No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

C.    Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.    Dividend Rights. Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, any dividends as may be declared from time to time by the Board.

2.    Liquidation Rights; Asset Transfer or Acquisition Rights. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Section 3 of Article IV(B) hereof. Upon and Asset Transfer or Acquisition, the assets of the Company shall be distributed as provided in Sections 3 and 4 of Article IV(B) hereof.

3.    Redemption. Neither the Company nor the holders of shares of Common Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Common Stock.

4.    Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Series Preferred) that relates solely to the terms of one or more outstanding series of Series Preferred if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Series Preferred) or pursuant to the DGCL.

ARTICLE V

A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.    The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C.    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

D.    In the event that a member of the Board who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board) and that may be an opportunity of interest for both the Company and such Fund (a “Corporate Opportunity”), then the Company (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Company or any of its affiliates; provided, however, that such director acts in good faith.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate of Incorporation.

B.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class on an as-converted basis, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C.    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A.    For purposes of Section 500 of the CGCL (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Restated Certificate of Incorporation from employees, officers, directors or consultants of the Company in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Restated Certificate of Incorporation) at cost (or at the lesser of cost or fair market value), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the CGCL). Accordingly, for purposes of making any calculation under CGCL Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

* * * *

THREE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, Marqeta, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 5th day of May, 2021.

Marqeta, Inc.

/s/ Jason Gardner
Jason Gardner
Chief Executive Officer

Signature Page to the Marqeta, Inc.

Amended and Restated Certificate of Incorporation